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

                 Priest Script for Project Jazz Conference Call

GREG PRIEST:

I. Hello everyone. Welcome to our conference call discussing the pending merger between SmartForce and SkillSoft. I am joined today by Chuck Moran, SkillSoft's President and Chief Executive Officer, and Tom McDonald, SkillSoft's Chief Financial Officer. Thank you for joining us.

II. In a moment, I'm going to turn the call over to Chuck to walk us through the basic terms of the merger and the resulting combined company--specifically, how the companies will come together to form what we believe will be the clear leading force in e-Learning. Tom will then provide you some detail about the financials of our new company, including revenue and profit guidance. We will then open the call to your questions.

III. Before I turn the call over to Chuck, let me give you a perspective on the merger--why are we doing it, why are we doing it now and what do we think it means for the future of our newly combined company, and for the future of our industry.

         A. The answer, I think, is actually quite simple. We are doing this deal because we believe that we have the potential to take the clear, leading position in a very attractive market and that bringing our companies together will significantly strengthen the platform from which we can attack that market opportunity, and significantly increase the likelihood of succeeding on our goal.

         B. Regarding the market opportunity, the last year has been a tough one for the e-Learning industry, as for enterprise software generally. At the same time, while I would not willingly repeat the experience of going through the last year again, one significant positive development for our industry occurred over the last year. That development was, simply, this: the market landscape in our segment of the e-Learning industry has clarified dramatically.

              1. There is a simply vast amount of money spent by enterprises on training their staffs. Estimates range from 75 to over 100 billion dollars every year. Now, the great majority of this training occurs in traditional instructor-led formats. And it has been obvious to many of us for some time that there is an enormous market opportunity in delivering this training through technology. I don't believe that at this point there can be any question about the magnitude of that potential market.

                 a. What there have been questions about is how to get at that market, where the money is going to be spent.

     In trying to get at an answer to that question, investors and industry analysts have created a variety of models of the market. Most of these show their commonality in dividing the market into a content segment, an infrastructure, or technology, segment, and a services segment.

b. There is still quite a bit of confusion about the infrastructure segment--what are the categories of e-Learning infrastructure that customers will want to buy and which companies will be the long-term winners. Will the independent LMS companies survive? Is content management a viable product category? What role will the large software companies and the ERP and CRM vendors play?

c. At the same time, real questions continue to exist about the services segment. Can the custom content development houses generate sustained profits at scale? Is there an e-Learning systems integration opportunity? What role will the consulting arms of the Big 5 and firms like CSC and EDS play?

d . These are all valid questions, and while I have my opinions on the probable answers to them, the fact is that the jury is still out on many of them. With respect to the content area, however, the landscape has clarified considerably.

     (1) It is clear that there is a market of some significant size for generic content. SmartForce alone has shown that, and companies like SkillSoft and NETg have demonstrated it as well.

     (2) It is clear that it is possible to generate profits in this market, at scale. Notwithstanding the fact that we built up our cost base more quickly than in the event proved to be appropriate, SmartForce has successfully generated profits. And based on our recent cost reduction initiatives, we are well on our way to returning to profitability. SkillSoft is now profitable. And NETg was profitable for a number of years.

     (3) The fact is, in short, that there is a large market opportunity for generic e-Learning content, companies have successfully built franchises in that market, and those markets can support quite profitable businesses.

     C. If I had to identify one reason why we are doing this deal, it would be this: Together, we have the opportunity, at a reasonably early stage in the development of the market, to take an obviously leading position in the content arena. SmartForce is the leader in IT, sales and CRM content. SkillSoft is the leader in interpersonal skills. Both companies have a strong presence in other generic content areas. The combination of the two companies' strengths solidifies our ability to further penetrate and address enterprises' training needs and so powerfully expands on our already strong competitive position.

     D. Moreover, it is also clear that there are a wide variety of applications outside of the formal training function for e-Learning. There are a number of business processes that are performed within enterprises that involve the transfer of knowledge around the business that are not formally part of the training function. These business processes include managing contact centers, launching products, rolling out new enterprise software applications and getting new sales hires up to quota productivity.

     E. SmartForce has begun to pursue these applications through our solution sets. Long term, we believe that these are some of the most exciting opportunities for the combined company. These "packaged solutions" are some of the stronger elements of SmartForce's current sales pipeline. Moreover, since they are built from a combination of generic content, infrastructural technologies and services, no one other than SmartForce has been successful in bringing such an application to market.

     F. We believe that we can build on our position in content to establish the industry's strongest packaged solutions business as well.

     G. So far, I've been talking about long term strategic rationales for the deal, but there are some immediate benefits as well.

     1. First, we have the potential to leverage dramatic cost benefits.

     a. SmartForce has just reduced its cost base considerably. On April 18, we announced that we intended to make 421 job cuts (or approximately 20% of our workforce). That has now been achieved. It would be difficult to pursue more aggressive cuts, however, because, as we discussed on our April 18 conference call, to do so would potentially put our backlog at risk.

     b. But much of our planned expenditures for next year overlapped with SkillSoft's. We can therefore significantly reduce our planned expenditures for next year, while maintaining, and even increasing, the resources we will devote to content build, software, support and the like.

     2. Second, we strengthen the management team, I believe dramatically.

     a. At SmartForce, I was acting as Chairman, CEO and President. Chuck has effectively had a similar role at SkillSoft. SmartForce needed to reduce the span of control of our top management, and SkillSoft was going to face the same issue in the near future. We are combining what I believe (from an admittedly biased perspective) to be the two best management teams in the industry to create what is certainly the most experienced team in the industry, bar none.

     b. And I really think the management culture is strong. I know that everybody who does a merger always talks about how happy they are to be doing the deal, but in our case, Chuck and I have known each other for many years. We have been competitors, and I can say without hesitation that I have always held him in the greatest respect. We have looked at bringing our businesses together in the past, and for one reason and another have not been able to make it happen. I think Chuck and I both genuinely believe that we have complementary strengths, and there is no one I would rather be working with to drive our company, and our industry, forward.

     IV. I'm now going to hand off to Chuck. But before I do, I'd like to make one final comment, and that is to address why we're doing this now.

     A. I can say without hesitation that now would not have been a good time to sell SmartForce. I think that there is great value to be created for shareholders simply by returning SmartForce to profitability and growth, and I do not have the slightest doubt about our ability to achieve that.

     B. At the same time, what this deal does is powerful in the immediate, and the long term. Immediately, we can achieve major efficiencies and cost savings together that would have been practically impossible apart. This will allow us, I believe, to deliver strong earnings, even if the challenging environment we are presently in continues. Over the longer term, I genuinely believe that this deal positions us as an e-Learning powerhouse. When the market does turn, and it will, we will be in a unique position to leverage that turn.

     C. On a personal note, I and my executive team are very excited to have the opportunity to work with Chuck and his team to build what we believe can be the strongest corporate e-Learning company in the world now and over the long term.

     I'd now like to turn the call over to Chuck and Tom to discuss the combined company.

CHUCK MORAN:

Let me talk briefly about the deal.

Financially, this is a merger of equals, but where SmartForce is receiving a premium to its current market price as we bring the companies together. The premium that SmartForce shareholders are receiving amounts to approximately 30% using a 30-day trailing average and approximately 19% using today's close.

Looking at the same point from another angle, for each share a SmartForce shareholder owns, they will effectively receive value of $7.88 using a 30-day trailing average, and $6.38 using Friday's close.

Following the deal, former shareholders of SmartForce will hold approximately 58% of the combined company. Former shareholders of SkillSoft will hold approximately 42% of the combined company.

Legally, rather than creating a new company and issuing shares to both sets of shareholders from the new company, we are structuring this transaction as a merger of SkillSoft into a newly formed subsidiary of SmartForce. Legally, SmartForce will be issuing shares to the former shareholders of SkillSoft, and SmartForce will be the surviving corporation legally.

The deal will be tax free and will be accounted for as a purchase. The deal is subject to the approval of both companies' shareholders, antitrust clearance and other customary conditions. We expect the deal to close by the end of the third quarter.

Let me briefly move from a financial point of view to an operational point of view. Operationally, this is a true merger of equals. We are taking the strongest elements of each of our companies, and bringing them together. Our goal is simple--to be the leading player in the e-Learning content and packaged solutions landscape. We believe that the combined company has the power to generate the outsize returns that tend to flow to companies that are leaders in a market space. Customers are looking for a provider that can offer comprehensive e-Learning solutions, and who brings financial stability and long-term dependability. Together we are better positioned than any other player in the market to be our customers' long-term partner for their e-Learning needs.

In terms of management, Greg will be Chairman of the Board and Chief Strategy Officer, and I will be Chief Executive Officer. I will run the day to day business of the company. Greg will spend his time helping to bring to fruition some of our strategic initiatives that have the power to act as catalysts of the company's growth over time. Our management team will consist of three executives from SmartForce and three from SkillSoft, all reporting directly to me. Tom McDonald, from SkillSoft, will be the Company's Chief Financial Officer. Jeff Newton, from SmartForce, and Jerry Nine, from SkillSoft, will run the key business units, with Jeff running the complex solutions business and Jerry focusing on the content business. Paul Henry, from SmartForce, will run corporate marketing and customer support. Mark Townsend, from SkillSoft, will run software development. And Colm Darcy, from SmartForce, will run content development.

Regarding the board, three members of the board will be from SmartForce, three members will be from SkillSoft, and we have identified a new, seventh director who has not previously served on either company's board and who was originally nominated by SkillSoft. All seven board members have already been identified.

Our plan is to select a new name for the combined company that is different from both of the companies' existing names, and we are working on the alternatives now. Depending on the availability of appropriate names, we may continue with one of the existing names.

Corporate headquarters of the combined company will be in Dublin, Ireland, where SmartForce is headquartered. North American headquarters will be in Nashua, New Hampshire, SkillSoft's headquarters. The company expects to maintain a significant presence in Redwood City, California, which is SmartForce's North American headquarters.

The companies' fiscal years are different by one month. In order to reduce the impact of the deal on our sales forces, we will adopt SkillSoft's fiscal year end of January 31.

On behalf of everyone at SkillSoft, I'd like to express our excitement about this transaction. As Greg mentioned, the next growth phase of the e-Learning industry will be driven by vendors like us providing solutions designed to meet comprehensive enterprise-wide training needs, and this transaction positions us to capture a leading share of this growing market. As companies continue to manage their costs, the future of the e-Learning industry is very positive, and we believe that properly designed e-Learning solutions can effectively and economically help companies control costs and help them become more competitive.

While each company individually has a strong offering of e-Learning solutions, together we can provide customers with access to tremendous breadth and depth of IT and Critical Business Skills content. Currently, SkillSoft offers customers one the largest e-Learning Business Skills libraries and SmartForce offers one of the largest IT, sales and CRM content libraries that together, can target sales, marketing, IT, HR, operations, channel and customer service departments. SkillSoft has over 1,500 courses, translations and simulations. With the addition of the recently integrated Book 24x7 acquisition, we have added over 2,000 digitized IT and Business books to comprise our ReferenceWare offering. SmartForce has over 1,500 courses in 10 languages, real-time mentors, interactive workshops, and role-play simulations. The combined entity will have over 3,000 courses and simulations along with over 2,000 Referenceware products, which will be supported by a comprehensive infrastructure.

Just as important as products; is the distribution and support of those solutions. We believe that our complementary sales and distribution approaches will be a significant strength for the company. We both employ a direct sales approach, which will allow us to capitalize on significant cross-sell opportunities that exist. Our sales forces post closing will begin joint-selling immediately. Although both companies call on the Global 5000, there is minimal overlap of the products actually sold to our respective customers in this target market. We believe that the majority of SmartForce's customers will be excellent prospects for SkillSoft's Critical Business skills offering and since SkillSoft has just begun its sales efforts on IT products, we have a great opportuntiy to sell IT in addition to sales and CRM to all of our customers that are not presently SmartForce accounts.

Importantly, we are also going to leverage SmartForce's strong Indirect sales channel through their international presence and channel partnerships which accounts for approximately 25-30% of their revenues. As a point of reference, SkillSoft's long-term target model of Direct versus Indirect sales is approximately 25-30%. As of today SkillSoft's percentage is much smaller, approximately 10-15%.

Another important note is that our respective sales forces have extensive experience in selling e-Learning solutions and although we will train the sales forces on products, they already have the experience of selling technology delivered e-Learning solutions to the Global 5000.

In terms of synergies, we have identified significant cost savings that Tom will walk you through in a moment. Tom will also discuss how the combined company will standardize on SkillSoft contracting methodology which will result in forward visibility.

Our Strategy in running the combined business is to grow top and bottom line but when balancing the two, we will prioritize bottom line. We feel that our business model lends itself to leverage and we intend to take advantage of that. Both companies have high gross and operating margin models with cost structures that are comprised of primarily headcount. We expect to continue focusing on generic solutions such that as revenues increase, costs remain constant and the result will be positive margin growth with high earnings potential.

Although no integration is easy, we are confident in our ability to integrate the companies with minimal disruption due to our familiarity with each others' business model, compatible corporate cultures, minimal product overlap, shared direct sales approach and an experienced management team. We have a detailed integration plan that is broken into departmental analysis and plan on combining the two companies with little disruption to customers and partners.

Given the size of this merger and the affect the accounting regulations will have on the financials, we thought it advantageous to have Tom walk you through the details. Tom?

TOM MCDONALD:

Thanks, Chuck. Good afternoon, everyone. I am excited about the opportunities that the combination of SkillSoft and SmartForce can provide to customers, investors, employees and partners. Let me provide some of the financial highlights this combined company should achieve. First, it will be accretive to SmartForce shareholders immediately excluding deal related costs and intangible amortization, and accretive to SkillSoft shareholders in fiscal year ending January 31,2004. Second, substantial cost synergies have been identified leveraging the strengths of both organizations while eliminating redundancy and underperforming operations and assets. Third, revenue synergies provide an upside due to cross selling opportunities, but are not required or assumed to make this deal accretive as stated. Fourth, this combination positions the combined company for future growth and profitability.

There are key accounting and financial reporting impacts that I would like to bring to your attention. First: SkillSoft will be the acquirer in this transaction for accounting purposes as determined by the SEC. This means that, despite the fact that SmartForce is issuing shares in this transaction, the transaction will be accounted for considering SkillSoft as the acquirer. The determination of who is treated as the acquirer for accounting purposes is driven by FAS 141. Therefore, the purchase accounting impact will cause the combined company to lose a significant amount of SmartForce's balance sheet deferred revenue to goodwill. It will create intangible assets requiring a non-cash quarterly amortization expense and also, a one-time charge for transaction related expenses. Second: The accounting methods and customer contracting will standardize around SkillSoft's current policies, resulting in more contracts using subscription revenue recognition instead of delivery-based up front recognition. We support this conversion because it is the most conservative position and provides enhanced financial visibility and stability. As we undertake the conversion of up-front license based revenues to subscription, we will see a one time reduction in revenue as revenue recognized under converted contracts is pushed out to future periods. Third: The combination will also result in some commercial overlap that will result in loss of revenue in the short term. This involves a select number of situations where the nature of our contract, such as an "all product inclusive" contract, will result in a renegotiation of fees, or where the combined offering for common customers drives a more attractive pricing structure according to our standard fee schedules. In addition, our intention to de-emphasize custom service revenue activities to focus on the higher margin segments of the business will result in a modest amount of lost revenue growth. Before explaining the financial guidance for the combined company for fiscal year 2003 and 2004, I would like to review the current guidance for both companies as stand alone entities for calendar year 2002 and SkillSoft's fiscal year ending January 31, 2003, to set a baseline for assessing the combined company numbers. The assumption is the merger will close on September 30, 2002. The fiscal year end will be January 31, 2003.

..     SmartForce has provided revenue baseline guidance on Q4 calendar year
      2002, with a range of $48 to $52 million and a midpoint of $50.0 million, with corresponding net income before amortization of approximately $1.0 million.

..     SkillSoft has provided revenue baseline guidance for the fiscal year ending January 31, 2003 with a range of $72 to $74 million and a midpoint of approximately $73.5 million and a corresponding net income of approximately $10.0 million, consistent with our previously stated guidance. The combined revenue for fiscal year 2003, therefore, is approximately $124 million with net income of $11.0 million before amortization and deal related expenses.

..     Non-Cash accounting adjustments to the $124.0 midpoint revenue number will be:

..     lost deferred revenue of $13.0 million and

..     $8.0 million of up front license revenue converted to subscription revenue

..     Other adjustments due to business overlap and realignment are expected to be $3.5 million due to de-emphasizing growth in the custom service area as well as commercial overlap and business realignment.

..     The total revenue  adjustment  for the fourth  quarter would  therefore be
      $24.5 million  again,  $21 million of which has no cash impact.

..    On the cost synergy side, cost stabilization in the custom service area, immediate reduction of overlap product build plans, immediate reduction of overlap marketing expenditures and redundant public company, depreciation and facility costs will allow an expected $6.5 million reduction.

..    Taking into account our full year as well as SmartForces's Q4 under purchase accounting, the pro forma fiscal year 2003 results are expected to be approximately $99 million and net loss before amortization and taxes of $7.0 million resulting in a pro forma EPS of ($0.06) loss per basic and diluted share.

Moving on to calendar year 2003 / fiscal year 2004, we will first discuss the standalone financial guidance for SmartForce and SkillSoft. For the fiscal year ending January 31, 2004, SkillSoft is reaffirmed at $92-97 million, with EPS of $0.83-0.91 per share. I'll now turn it back to Greg to briefly introduce standalone guidance for SmartForce.

GREG PRIEST:
Thanks, Tom.

As you are aware, to this point in time we have not shared formal guidance on the calendar year 2003. Have focused on our restructuring and developed a more comprehensive understanding of our operating structure for the forward year, we are introducing 2003 guidance today and feel confident in our ability to deliver.

For the calendar year 2003, we are estimating revenue of approximately $220-230 million, and EPS of approximately $0.34-42 cents per share. This compares to 2002 guidance previously shared of approximately $180-185 million and a net loss of ($0.40) to ($0.50) per share.

With that guidance, I'll turn it back to Tom to more fully describe our combined expectations for the merged company.

TOM MCDONALD:

Thanks, Greg. With that baseline guidance set for each company, I'll move on to assessing the combined company numbers as follows:

..    The SmartForce baseline revenue is the midpoint $225.0 million with a net income midpoint before amortization of approximately $24.0 million.

..    The SkillSoft baseline revenue is the midpoint $95.0 million on the guidance range of $92 to $97 million with net income of approximately $18.0 million The combined midpoint baseline revenue therefore is $320 million with net income of approximately $42.0 million before amortization and one time charges.

..    Non-Cash  accounting  adjustments  to the $320.0  revenue  number will be lost deferred revenue of $25.0 million and a $22.0 million adjustment of up front license revenue converted to subscription revenue.

..    Cash adjustments due to commercial overlap and business realignment would be $18.0 million due to de-emphasizing growth in the custom service area as well as commercial overlap situations.

..    Therefore, the total revenue adjustment for the year would be a $65.0 million, comprised of $47 million non-cash accounting adjustments and $18 million of other adjustments due to commercial overlap and business realignment.

..    On the cost synergy side:,

..    cost stabilization in the custom service area for approximately $4.0 million of savings,

..    reduction of overlap product build plans, reduction of R&D platform &
     simulation redundancies as well as consolidating the learning delivery technology would result in cost savings of approximately $10 million.

..    Reduction of marketing expenditures to be more in line with the SkillSoft model and eliminating redundant sales management and the bottom 20% sales and support performers would result in cost savings of approximately $39.0 million.

..    And redundant facilities, public company costs, accounting, legal and general administrative costs would result in additional cost savings of approximately $13.0 million.

, The net adjusted impact for calendar year 2003 and SkillSoft's fiscal year 2004 will be combined revenue of $255.0 million with a net profit of approximately $43 million before amortization for a pro forma EPS of approximately $0.39 per diluted share.

The combined company's target long-term operating model is 86% to 88% gross margin, 17% to 18% for product development, 40% to 42% for sales and marketing, 6% to 7 % for G&A to achieve a 19% to 25% operating profit. We would target annual revenue growth to be 20% plus and target EPS growth to be 30% plus.

Additionally, looking forward, we expect our combined diluted share count as of January 31 2003 to be approximately 107 to 108 million shares, and January 31 2004 to be approximately 110 to 111 million shares, excluding the effect of any future acquisitions

I would now like to open the call up for questions.  Operator?

                                  ------------

Additional Information And Where To Find It

SmartForce intends to file a registration statement on Form S-4 in connection with the transaction, and SmartForce and SkillSoft intend to mail a joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of SmartForce and SkillSoft are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about SmartForce, SkillSoft and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained from SmartForce or SkillSoft. SmartForce and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of SmartForce and SkillSoft in favor of the transaction. SkillSoft and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of SmartForce and SkillSoft in favor of the transaction. Information regarding SmartForce's directors and executive officers is contained in SmartForce's Form 10-K for the year ended December 31, 2001, as amended, which is filed with the SEC. As of May 31, 2002, SmartForce's directors and executive officers beneficially owned approximately 4.5 percent of SmartForce's outstanding voting stock. Information regarding SkillSoft's executive officers is contained in SkillSoft's Form 10-K for the year ended January 31, 2002 and its proxy statement dated May 13, 2002, which are filed with the SEC. As of May 31, 2002, SkillSoft's directors and executive officers beneficially owned approximately 43 percent of SkillSoft's outstanding common stock. A description of employment agreements and other interests of the SmartForce and SkillSoft directors and officers will be available in the registration statement and the joint proxy statement/prospectus.

In addition to the registration statement on Form S-4 to be filed by SmartForce in connection with the transaction, and the joint proxy statement/prospectus to be mailed to the stockholders of SmartForce and SkillSoft in connection with the transaction, each of SmartForce and SkillSoft file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by SmartForce and SkillSoft with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from SmartForce or SkillSoft.

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expected synergies, the effect of the merger on long-term customer and shareholder value, the ability to grow revenues and profits, the return on training investments for the companies' customers, timing of closing, industry ranking, execution of integration plans, management and organizational structure, the name of the combined company, and the tax effect to the shareholders of both companies. All forward-looking statements in this document are subject to risks, uncertainties and assumptions that could cause actual results or events to differ materially from those contained in the forward-looking statements. The factors that could cause actual results or events to differ include, but are not limited to, the possibility that the market for the sale of certain products and services may not develop as expected, that development of these products and services may not proceed as planned, that the transaction does not close, that the companies may be required to modify aspects of the transaction to achieve regulatory approval, that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty, that the parties opt for a different name for the combined company or that the parties are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies. Additional factors that could cause actual results or events to differ materially from those in the forward-looking statements are included in SmartForce's and SkillSoft's filings with the Securities and Exchange Commission, specifically SmartForce's annual report on Form 10-K for the year ended December 31, 2001, SkillSoft's quarterly report on Form 10-Q for the quarter ended April 30, 2002, and subsequently filed reports. The forward-looking information provided by SmartForce and SkillSoft in this document represents SmartForce's and SkillSoft's views as of June 10, 2002. SmartForce and SkillSoft anticipate that subsequent events and developments may cause these views to change. However, while SmartForce and SkillSoft may elect to update this forward-looking information at some point in the future, SmartForce and SkillSoft specifically disclaim any obligation to do so. This forward-looking information should not be relied upon as representing SmartForce's or SkillSoft's views at any date subsequent to the date of this document.